EXHIBIT 99.1

WOLVERINE WORLD WIDE, INC. 9341 Courtland Drive, Rockford, MI 49351 Phone (616) 866-5500; FAX (616) 866-0257

FOR IMMEDIATE RELEASE CONTACT: Thomas Mundt (616) 866-5589

WOLVERINE WORLD WIDE'S
BATES® DIVISION AWARDED CONTRACT
TO SUPPLY BOOTS TO U.S. ARMY

          Rockford, Michigan, March 14, 2003 - Wolverine World Wide, Inc. (NYSE: WWW) today announced that its Bates division has been awarded a Department of Defense contract to supply the U.S. Army with an upgraded Infantry Combat Boot. This contract may extend, at the government's option, for a period of up to five years, with revenues estimated to range from $8.9 million to $22.0 million per year. Deliveries under the new contract are scheduled to begin late in the third quarter of 2003 and, therefore, will not have a material effect on the Company's 2003 results. The boots will be produced in the Company's U.S-based ISO 9002 compliant manufacturing facilities.

          "Wolverine World Wide and the Bates team are proud to again be recognized by the Department of Defense as a leading supplier of high performance tactical footwear for the U.S. military," stated Onder Ors, Vice President and General Manager of Bates Uniform Footwear. "This contract reflects the execution of a strategy to migrate commercially proven comfort and performance technologies into government issued footwear, allowing our soldiers to better execute their duties in extreme conditions. The Infantry Combat Boot features state-of-the art technologies, including GORE-TEX® waterproof linings to keep wearers comfortable and dry, and Vibram® outsoles for durability."

          With a commitment to service and product excellence, Wolverine World Wide, Inc. is one of the world's leading marketers of branded casual, active lifestyle, work, outdoor sport and uniform footwear and slippers. The Company's portfolio of highly recognized brands includes: Bates®, Hush Puppies®, Merrell® and Wolverine®. The Company also markets footwear under popular licensed brands including CAT®, Harley-Davidson® and Stanley®. The Company's products are carried by leading retailers in the U.S. and are distributed internationally in over 140 countries. For additional information, please visit our website, www.wolverineworldwide.com

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Bates	- page 2

          This press release contains forward-looking statements, including those relating to deliveries, revenue and duration of the Infantry Combat Boot contract. In addition, words such as "estimates," "expects," "intends," "should," "will," variations of such words and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions ("Risk Factors") that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed or forecasted in such forward-looking statements. Risk Factors include, among others: changes in footwear needs or ordering practices of the Department of Defense; decisions by the Department of Defense with regard to the term through which they elect to continue the Infantry Combat Boot contract; cost and availability of inventories and supplies; changes in economic and market conditions; acts and effects of war and terrorism; and additional factors discussed in the Company's reports filed with the Securities and Exchange Commission and exhibits thereto. Other Risk Factors exist, and new Risk Factors emerge from time to time that may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results. Furthermore, the Company undertakes no obligation to update, amend or clarify forward-looking statements.

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Bates® Infantry Combat Boot (ICB) pictured at right.